EXHIBIT 99.2
                                                                    ------------


                UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

INTRODUCTION:
-------------

On February 14, 2003, Schnitzer Steel Industries, Inc.'s ("the Company") wholly-owned subsidiary, Norprop, Inc. ("Norprop"), closed its acquisition of all of the stock of Pick and Pull Auto Dismantling, Inc., which is Norprop's 50% partner in Pick-N-Pull Auto Dismantlers, a California general partnership (the "Joint Venture"). In addition, Norprop purchased all of the membership interests in Pick-N-Pull Auto Dismantlers, Stockton, LLC ("Stockton"), which is not part of the Joint Venture, but operates the single largest volume Pick-N-Pull store. Both of these entities (collectively referred to as "Pick-N-Pull") were acquired from Bob Spence, who has managed the business of the Joint Venture.

The following unaudited pro forma combined financial statements have been prepared to give effect to the acquisition using the purchase method of accounting. The assumptions and adjustments are described in the accompanying notes to the unaudited pro forma combined financial statements. Additionally, the Joint Venture and Stockton financial statements have been combined as the entities are operated as a single business operation under common control. The pro forma Balance Sheet as of November 30, 2002, has been prepared as if the transaction had been completed on that date. The pro forma Statements of Income for the year ended August 31, 2002 and the three-month period ended November 30, 2002, have been prepared as if the transaction had been completed on September 1, 2001. The unaudited pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have actually been reported had the transaction occurred on those dates, nor is it necessarily indicative of the future financial position or results of operations.

The pro forma combined financial statements include adjustments, which are based upon preliminary estimates, to reflect the allocation of purchase price to the acquired assets and assumed liabilities of Pick-N-Pull. The final allocation of the purchase price is being determined and will be based upon actual net tangible and intangible assets acquired and liabilities assumed. The preliminary purchase price allocation for Pick-N-Pull is subject to revision as more detailed analysis is completed and additional information on the fair values of Pick-N-Pull's assets and liabilities becomes available. Any change in the fair value of the net assets of Pick-N-Pull will change the amount of the purchase price allocable to goodwill. Additionally, the initial purchase price is subject to the terms of the Purchase Agreement, which provides for a purchase price adjustment one year after closing based upon calendar year 2002 and 2003 earnings before interest, taxes, depreciation and amortization (EBITDA) of Pick-N-Pull. As defined by the Purchase Agreement, the contingent future adjustment may increase or decrease the initial purchase price by up to $12 million. Therefore, final purchase accounting adjustments may differ materially from the pro forma adjustments presented herein.

These unaudited pro forma combined financial statements are based upon the respective historical consolidated financial statements of the Company and Pick-N-Pull. They should be read in conjunction with the historical consolidated financial statements of the Company, related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the reports and other information the Company has on file with the SEC as well as the audited historical financial statements and related notes of Pick-N-Pull filed as Exhibit 99.1 of this 8-K/A current report.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                             As of November 30, 2002
                                 (In thousands)

                                                                       Historical                          Pro Forma
                                                           ---------------------------------   ---------------------------------
                                                           Schnitzer Steel
                                                           Industries, Inc.    Pick-N-Pull       Adjustments        Combined
                                                           ---------------   ---------------   ---------------   ---------------
ASSETS
------
Current Assets:
   Cash                                                    $         2,608   $         8,158   $                 $        10,766
   Accounts receivable, net                                         18,406               276                              18,682
   Accounts receivable from related parties                            894                --                                 894
   Inventories                                                      72,952             1,958              (300)h          74,610
   Deferred income taxes                                             3,966               149                               4,115
   Prepaid expenses and other                                        4,817               683                               5,500
                                                           ---------------   ---------------   ---------------   ---------------
          Total current assets                                     103,643            11,224              (300)          114,567

Net property, plant and equipment                                  111,987            27,286             2,717 f         141,990

Other assets:
   Investment in and advances to joint venture partnerships        100,715                42            (5,052)e          95,705
   Notes receivable, net of current portion                         26,035               157           (25,000)b           1,192
   Goodwill                                                         35,754             9,980            (8,280)c
                                                                                                        70,036 c         107,490
   Intangibles and other                                             2,154               392                               2,546
                                                           ---------------   ---------------   ---------------   ---------------
TOTAL ASSETS                                               $       380,288   $        49,081   $        34,121   $       463,490
                                                           ===============   ===============   ===============   ===============
LIABILITIES AND SHAREHOLDERS'EQUITY
-----------------------------------
Liabilities and Shareholders' Equity
Current liabilities:
   Current portion of long-term debt                       $        37,620   $            --   $        74,700 a $       112,320
   Accounts payable                                                 14,139               531                              14,670
   Accrued payroll liabilities                                       4,326               889                               5,215
   Due to related parties                                               --             3,803            (3,500)b
                                                                                                          (303)a              --
   Current portion of environmental liabilities                      3,028                --                   g           3,028
   Other accrued liabilities                                         5,232             1,808               700 i           7,740
                                                           ---------------   ---------------   ---------------   ---------------
          Total current liabilities                                 64,345             7,031            71,597           142,973

Deferred income taxes                                               30,859                --                              30,859

Long-term debt net of current portion                                8,210            26,097           (21,500)b
                                                                                                        (2,997)a           9,810
Environmental liabilities, net of current portion                   17,733               100                   g          17,833

Other long-term liabilities                                          2,780                --                               2,780

Minority interests                                                      --             2,874                               2,874

Commitments and contingencies                                           --                --                                  --

Shareholders' equity:
   Preferred stock--20,000 shares authorized, none issued
      Class A common stock--75,000 shares $1 par value
      authorized, 5,025 shares issued and outstanding                5,025                --                               5,025
   Class B common stock--25,000 shares $1 par value
      authorized, 4,180 shares issued and outstanding                4,180                --                               4,180
   Partners & member's equity                                           --            12,979           (12,979)d              --
   Additional paid-in capital                                       96,074                --                --            96,074
   Retained earnings                                               151,082                --                --           151,082
                                                           ---------------   ---------------   ---------------   ---------------
          Total shareholders' equity                               256,361            12,979           (12,979)          256,361
                                                           ---------------   ---------------   ---------------   ---------------
TOTAL LIABILITES AND SHAREHOLDERS' EQUITY                  $       380,288   $        49,081   $        34,121   $       463,490
                                                           ===============   ===============   ===============   ===============

              The accompanying notes are an integral part of these
               unaudited pro forma combined financial statements.

                UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME
                    FOR THE FISCAL YEAR ENDED AUGUST 31, 2002
                    (In thousands, except per share amounts)

                                                                       Historical                          Pro Forma
                                                           ---------------------------------   ---------------------------------
                                                           Schnitzer Steel
                                                           Industries, Inc.    Pick-N-Pull       Adjustments        Combined
                                                           ---------------   ---------------   ---------------   ---------------
Revenues                                                   $       350,648   $        58,142   $        (6,517)h $       402,273

Cost and expenses:
   Cost of goods sold and other operating expenses                 324,360            25,965            (6,423)h         343,902
   Impairment and non-recurring charges                              7,100                --                               7,100
   Selling and commission expenses                                   3,620                --                               3,620
   General and administrative expenses                              25,806            16,853                              42,659
                                                           ---------------   ---------------   ---------------   ---------------

Income (loss) from wholly-owned operations                         (10,238)           15,324               (94)h           4,992

Income from joint ventures                                          19,390                --            (4,916)j          14,474
                                                           ---------------   ---------------   ---------------   ---------------

Income from operations                                                9,152           15,324            (5,010)           19,466

Other income (expense):
   Interest expense                                                 (2,314)             (929)              826 k          (2,417)
   Gain (loss) on sale of assets                                       (84)               --                                 (84)
   Other income                                                        893                72              (826)k             139
                                                           ---------------   ---------------   ---------------   ---------------
                                                                    (1,505)             (857)               --            (2,362)
                                                           ---------------   ---------------   ---------------   ---------------

Income before income taxes and minority interests                    7,647            14,467            (5,010)           17,104

Income tax provision                                                (1,094)           (1,085)           (2,439)l          (4,618)
                                                           ---------------   ---------------   ---------------   ---------------
Income before minority interests                                     6,553            13,382            (7,449)           12,486

Minority interest, net of taxes                                         --            (1,130)                             (1,130)
                                                           ---------------   ---------------   ---------------   ---------------
Net income                                                 $         6,553   $        12,252   $        (7,449)  $        11,356
                                                           ===============   ===============   ===============   ===============
Basic earnings per share                                   $          0.72                                       $          1.24
                                                           ===============                                       ===============
Diluted earnings per share                                 $          0.71                                       $          1.22
                                                           ===============                                       ===============
Basic shares outstanding                                             9,148                                                 9,148
                                                           ===============                                       ===============
Diluted shares outstanding                                           9,283                                                 9,283
                                                           ===============                                       ===============

              The accompanying notes are an integral part of these
               unaudited pro forma combined financial statements.

                UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME
                  For the Three Months Ended November 30, 2002
                    (In thousands, except per share amounts)

                                                                       Historical                          Pro Forma
                                                           ---------------------------------   ---------------------------------
                                                           Schnitzer Steel
                                                           Industries, Inc.    Pick-N-Pull       Adjustments        Combined
                                                           ---------------   ---------------   ---------------   ---------------
Revenues                                                   $        76,500   $        16,139         $  (1,972)h   $      90,667

Cost and expenses:
   Cost of goods sold and other operating expenses                  69,466             6,663            (1,582)h          74,547
   Selling and commission expenses                                     763                --                                 763
   General and administrative expenses                               5,883             4,027                               9,910
                                                           ---------------   ---------------   ---------------   ---------------
Income from wholly-owned operations                                    388             5,449              (390)h           5,447

Income from joint ventures                                           5,045                --            (1,871)j           3,174
                                                           ---------------   ---------------   ---------------   ---------------
Income from operations                                               5,433             5,449            (2,261)            8,621

Other income (expense):
   Interest expense                                                   (354)             (196)              170 k            (380)
   Other income (expense)                                                3                25              (170)k            (142)
                                                           ---------------   ---------------   ---------------   ---------------
                                                                      (351)             (171)               --              (522)
                                                           ---------------   ---------------   ---------------   ---------------
Income before income taxes and minority interests                    5,082             5,278            (2,261)            8,099

Income tax provision                                                (1,208)             (807)             (171)l          (2,186)
                                                           ---------------   ---------------   ---------------   ---------------
Income before minority interests                                     3,874             4,471            (2,432)            5,913

Minority interest, net of tax                                           --              (447)               --              (447)
                                                           ---------------   ---------------   ---------------   ---------------
Net income (1)                                             $         3,874   $         4,024   $        (2,432)  $         5,466
                                                           ===============   ===============   ===============   ===============
Basic earnings per share (1)                               $          0.42                                       $          0.59
                                                           ===============                                       ===============
Diluted earnings per share (1)                             $          0.41                                       $          0.58
                                                           ===============                                       ===============

Basic shares outstanding                                             9,205                                                 9,205
                                                           ===============                                       ===============
Diluted shares outstanding                                           9,355                                                 9,355
                                                           ===============                                       ===============

(1) Net income for Schnitzer Steel Industries, Inc. is presented before cumulative effect of change in accounting principle.




              The accompanying notes are an integral part of these
               unaudited pro forma combined financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1.    Basis of Pro Forma Presentation
On February 14, 2003, Schnitzer Steel Industries, Inc. ("the Company") closed its acquisition (the "Acquisition" ) of all of the stock of Pick and Pull Auto Dismantling, Inc., which was the Company's 50% partner in Pick-N-Pull Auto Dismantlers, a California general partnership (the "Joint Venture"), and all of the membership interests in Pick-N-Pull Auto Dismantlers, Stockton, LLC ("Stockton"). The cost of the Acquisition consisted of $71.4 million cash paid to the seller at closing, $3.3 million of debt assumed and immediately paid off, and $0.7 million of acquisition costs. In addition, Norprop assumed approximately $12.5 million of debt owed by the Joint Venture to the Company bringing the total purchase price to $87.9 million (or $84.3 million net of the seller's $3.6 million share of the Joint Venture's cash on hand at closing). The Company accounted for the acquisition using the purchase method of accounting.

The unaudited pro forma combined Balance Sheet at November 30, 2002 is presented to give effect to the Acquisition as if the transaction had been consummated on that date. The unaudited pro forma combined Statements of Income for the year ended August, 2002, and the three-month period ending November 30, 2002 are presented as if the transaction had been consummated on September 1, 2001. Additionally, the Joint Venture and Stockton financial statements have been combined as the entities are operated as a single business operation under common control (collectively referred to as "Pick-N-Pull").

The purchase price of the Acquisition was allocated to tangible and intangible identifiable assets and liabilities assumed based on an estimate of their fair values. Certain tangible net assets, such as real estate, are being valued by independent third parties and the equipment is being valued by Company management. The excess of the aggregate purchase price over the fair value of the identifiable net assets acquired of approximately $70.5 million was recognized as goodwill. Approximately $3.7 million of goodwill existed on the Joint Venture's balance sheet prior to the Acquisition, but the Company's $1.7 million share of this amount was not shown separately in the Company's consolidated balance sheet in accordance with the equity method of accounting. Therefore, the total increase to goodwill related to the Acquisition was $72.2 million.

The initial purchase price is subject to the terms of the Purchase Agreement, which provides for a purchase price adjustment one year after closing based upon calendar year 2002 and 2003 earnings before interest, taxes, depreciation and amortization (EBITDA) of Pick-N-Pull. As defined by the Purchase Agreement, the contingent future adjustment may increase or decrease the initial purchase price by up to $12 million.

The purchase price allocation has been prepared on a preliminary basis, and reasonable changes are expected as additional information becomes available. The following is a summary of the estimated fair values of the assets acquired and liabilities assumed as of the date of the acquisition (in millions):

            Property, plant and equipment             $  16.3
            Other tangible assets                         5.6
            Liabilities                                  (4.5)
            Goodwill                                     70.5
                                                      -------
                 Total                                $  87.9
                                                      =======

Goodwill of $70.5 million represents the excess of purchase price over the fair value of the net tangible assets acquired, and the majority of it is not deductible for tax purposes. In accordance with SFAS 142, goodwill is not amortized and will be tested for impairment at least annually. The preliminary purchase price allocation for Pick-N-Pull is subject to revision as more detailed analysis is completed and additional information on the fair values of Pick-N-Pull's assets and liabilities becomes available. Any change in the fair value of the net assets of Pick-N-Pull will change the amount of the purchase price allocable to goodwill. Final purchase accounting adjustments may therefore differ materially from the pro forma adjustments presented here.

The Company adopted the provisions of SFAS 142 on September 1, 2002 and Pick-N-Pull's adoption date was January 1, 2002. If both parties had adopted the provisions of this pronouncement on September 1, 2001, amortization expense of the combined companies of approximately $1.3 million would not have been reflected in the unaudited pro forma combined Statements of Income for the fiscal year ended August 31, 2002. The pro forma income and diluted pro forma income per share would have been $12.7 million and $1.36, respectively.

2.    Pro Forma Adjustments

Certain reclassifications have been made to conform Pick-N-Pull's historical amounts to the Company's financial statement presentation.

The accompanying unaudited pro forma combined financial statements reflect the following pro forma adjustments:

      (a) To reflect the cash payments for the acquisition of $74.7 million, which consisted of cash paid to the seller at closing of $71.4 million and $3.3 million of related party debt assumed and immediately paid off. Not reflected is approximately $0.6 million of principal payments on related party debt made by Stockton between November 30, 2002 and February 14, 2003. If the transaction had occurred on November 30, 2002, the Company would have financed these cash payments by increasing borrowings under its existing credit facility.

      (b) To eliminate the $25.0 million note payable owed by the Joint Venture to the Company as of the closing date (both the Seller's $12.5 million share and the Company's $12.5 million share), and to eliminate the Company's corresponding note receivable. Not reflected is the $1.0 million principal payment made by the Joint Venture on this obligation between November 30, 2002 and February 14, 2003.

      (c) To eliminate Stockton's previously existing goodwill of $6.2 million and all but the Company's $1.7 million share of the Joint Venture's previously existing goodwill and to establish goodwill resulting from the Acquisition of $70.0 million. The pro forma adjustment assumes the Acquisition occurred as of November 30, 2002. The amount will differ slightly from the amount recorded on February 14, 2003, due to changes in net assets of Pick-N-Pull between these two dates.

      (d)  To eliminate historical equity of Pick-N-Pull.

      (e)  To eliminate the Company's equity investment in the Joint Venture.

      (f) To record the increase in fair market value of the property, plant and equipment acquired, the majority of which was land that is not depreciated.

      (g) Subsequent to November 30, 2002, the Company conducted an environmental due diligence investigation. Based on new information obtained in this investigation, the Joint Venture accrued $2.1 million in environmental liabilities for probable and reasonably estimable future remediation costs. This amount is excluded from the unaudited pro forma combined balance sheet because the new information was not available as of November 30, 2002.

      (h) To eliminate intercompany revenues and the related cost of sales and profit, including profit remaining in ending inventory.

      (i)  To record estimated accrued acquisition costs.

      (j)  To eliminate the Company's share of income from the Joint Venture.

      (k) To eliminate the Company's interest income on the Joint Venture's note receivable and the Joint Venture's corresponding interest expense on its note payable to the Company.

      (l) To adjust the provision (benefit) for income taxes to reflect the impact of the pro forma adjustments based on the Company's rates that would have been effective during the periods presented had the acquisition occurred during that timeframe.


3.    Pro Forma Combined Net Income Per Share

Shares used to calculate unaudited pro forma combined net income per basic and diluted share were computed using the Company's weighted average shares outstanding during the respective periods.